UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                                March 27, 2003
                Date of Report (Date of earliest event reported)



                           Circuit Research Labs, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Arizona                          0-11353                        86-0344671
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(State or other jurisdiction   (Commission                   (IRS Employer
of incorporation)              File Number)                  Identification No.)


1330 West Auto Drive
Tempe, Arizona                                                          85284
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(Address of principal executive offices)                              (Zip Code)



                                 (602) 438-0888
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              (Registrant's telephone number, including area code)

Item 7.       Financial Statements and Exhibits.

              (c) Exhibits.

              Exhibit
              Number   Description
              ------   -----------
              99.1     Letter Agreement between Circuit Research Labs, Inc.
                       and Harman Acquisition Corp. dated as of March 27, 2003.


Item 9.       Regulation FD Disclosure.

     On April 1, 2003, the Registrant issued a press release relating to a letter agreement between it and Harman Acquisition Corp., restructuring its $8.5 million debt to Harman, subject to certain conditions. The letter agreement is attached as Exhibit 99.1 hereto; the press release is as follows:

                                  NEWS RELEASE
                                  ------------

                                                For further information contact:
                                                           C. Jayson Brentlinger
                                         Tele. 602/438-0888, email Jay@Orban.com


    Orban / Circuit Research Labs to Restructure Debt to Harman International

Tempe, Ariz., Apr. 1 - Orban/Circuit Research Labs, Inc. (OTC BB: CRLI) today (Tuesday) announced an agreement in principle to restructure the company's debt with Harman International Industries, Inc. (HAR) Circuit Research Labs purchased Orban from Harman International in May 2000.

In announcing the action, C. Jayson "Jay" Brentlinger, President, CEO, and Chairman of Orban/CRL, said, " Harman has been very supportive over the past three years which is confirmed by this new agreement. We will now have an opportunity for a fresh start to move the company forward in a very positive way."

Broadly, the main elements of the agreement allow a restructuring of the Harman debt of Circuit Research Labs, Inc. and its subsidiary companies under the following terms:

   * Prior to April 30, 2003 CRLI will issue $1.5 million in common stock for cash consideration;

   * CRLI will then make a $1 million cash principal payment on its outstanding debt to Harman;

   * Harman will permit CRLI to retain the cash raised by the sale of its common stock in excess of the payment to Harman;

   * Harman will agree to exchange $3.5 million principal amount of the debt owed to Harman by CRLI and its outstanding warrant to purchase shares of CRLI common stock, for a number of shares of CRLI common stock such that Harman will own 19% of the then-outstanding shares of CRLI common stock on a fully-diluted basis after giving effect to the issuance of equity securities by CRLI referred to in paragraph 1 above. The shares of CRLI common stock issued to Harman would be subject to (i) a registration rights agreement with terms similar to the registration rights granted to Harman in the warrant, including multiple demand rights, and (ii) anti-dilution protection for issuances of equity securities following the restructuring.

   * Harman will exchange the remaining $3.982 million plus accrued interest due from CRLI into a single, senior note with an interest fixed at 1.5% above the current prime rate. Harman will then own 19% of outstanding shares of CRLI. Commenting on this aspect of the restructure, Brentlinger said, "We especially welcome having a great company like Harman as a significant shareholder".

Mandatory principal payments will also be required on the anniversary of restructuring for the next five years. Interest will be paid monthly; principal will be payable annually at the rate of $250,000 per year for the first two years, $500,000 per year for the following two years, and the balance due at the balance due at the end of the five years.

The transaction is conditioned upon the $1,000,000 principal payment prior to April 30, 2003.


This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management's anticipation of future events is based upon assumptions regarding levels of competition, research, and development results, raw material markets, the markets in which the company operates, and stability of the regulatory environment. Any of these assumptions could prove inaccurate, and therefore there can be no assurance that the forward-looking information will prove to be accurate.

Orban/Circuit Research Labs, Inc. develops, manufactures and markets electronic audio processing, transmission encoding and noise reduction equipment for the worldwide radio, television, cable, Internet and professional audio markets. The Orban division manufactures and markets audio processing equipment, primarily using digital technology. Orban Europe is a worldwide leader in ISO/MPEG, audio, ISDN, satellite transmission, networking and storage.

More information is available at www.crlsystems.com and www.orban.com.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CIRCUIT RESEARCH LABS, INC.

Date: April 1, 2003                     By: /s/  Robert W. McMartin
                                           ---------------------------
                                           Robert W. McMartin, Vice President,
                                           Treasurer and Chief Financial Officer

                                  Exhibit Index

              Exhibit
              Number   Description
              ------   -----------
              99.1     Letter Agreement between Circuit Research Labs, Inc.
                       and Harman Acquisition Corp. dated as of March 27, 2003.